Exhibit 99.01

Pazoo, Inc. Provides Corporate Update and Explains Business Model

CEDAR KNOLLS, N.J., Oct. 2, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB: PZOO; German WKN#: A1J3DK) has made several significant strides in building out its business plan and model. It must be noted that Pazoo is much more than a web-based company providing Ecommerce.  Pazoo, Inc. will be releasing a new website very shortly www.pazooinc.com which will serve as the corporate website. An announcement will be made the day the site goes live.

Pazoo's goal is to empower you, the individual, with the necessary information, services, expert advice, and products that will help you to improve your health and wellness in all aspects of your everyday life not only for yourself but also your pets. Pazoo strives to enhance your everyday life through the five divisions, pillars, of the Company, namely – Pazoo Direct; Pazoo Wellness; Pazoo Retail; Pazoo.com and Pazoo Advertising.

Pazoo Direct will be a division to bring health and wellness products to the market through direct response TV and digital programs.  This pillar is a multi-billion dollar industry that Pazoo feels confident it will be successful with the team it is assembling.

Pazoo Wellness is designed to be centers that Pazoo will use as a studio of sorts for treatment, training and testing (and implementation) of concepts, ideas and products. Pazoo Wellness will be part of the platform that will be utilized to setup speaking engagements and interaction with Pazoo experts.

Pazoo Retail will be the division that will bring health and wellness products to the retail market.  It is not anticipated at this time for Pazoo to own and maintain its own retail outlets.

Pazoo.com is actually in the process of being completely transformed to have a whole new look and feel.  The current pazoo.com site will be replaced with one that is focused on the Experts and a live chat room turning the site primarily into a Health and Wellness social community and platform.  The Ecommerce portion of pazoo.com is being redesigned and will have new placement on the pazoo.com website.

Lastly, Pazoo Advertising will be the branding and advertising arm of the company and the different divisions of Pazoo, Inc.

David M. Cunic, CEO of Pazoo, Inc., stated, "We have a strong and decisive corporate plan.  Staying true to our word, our management team is about empowering the individual, the family, and other companies with our message of overall health and wellness.  I am certain over the coming days and weeks everyone's confidence level in Pazoo and our management team's ability to execute on this expanded plan will become extremely high."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a Health and wellness social community with array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry. On the website an individual can find limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

About Pazoo, Inc.:

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released October 2, 2012